CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Securities with Leveraged Downside due 2023	$8,100,000	$1,051.38

PROSPECTUS dated November 16, 2017	Pricing Supplement No. 4,321 to
PROSPECTUS SUPPLEMENT dated November 16, 2017	Registration Statement Nos. 333-221595; 333-221595-01
Dated June 5, 2020
Rule 424(b)(2)

$8,100,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the price of gold, which we refer to as the underlying commodity, as measured over each of the five averaging dates (as defined below). If the final commodity price is greater than the initial commodity price, you will receive a return on your investment that represents the upside performance of the underlying commodity, subject to the maximum payment at maturity. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, the securities will redeem for par. However, if the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, investors will lose 1.1111% for every 1% that the final commodity price has declined beyond the buffer amount of 10%. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a gold-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of negative performance of the underlying commodity, and the potential of receiving a return based on the performance of the underlying commodity. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•	At maturity, you will receive an amount of cash per security based on the final commodity price, which is the arithmetic average of the commodity prices of the underlying commodity on each of the five averaging dates, relative to the initial commodity price, as follows:
º	If the final commodity price is greater than the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment, subject to the maximum payment at maturity.
º	If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.
º	If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 + [$1,000× (commodity percent change + 10%) × downside factor]. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Please see the graph illustrating the payment at maturity in “Hypothetical Payouts on the Securities at Maturity” on PS-7.

•	The upside payment is $1,000 × commodity percent change.
•	The buffer amount is 10%. As a result of the buffer amount of 10%, the price at or above which the final commodity price must be so that investors do not suffer a loss on their initial investment in the securities is $1,515.105, which is 90% of the initial commodity price.
•	The downside factor is 1.1111.
•	The maximum payment at maturity is $1,525 per security (152.50% of the stated principal amount).
•	The commodity price on any date will be the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such date.
•	The commodity percent change will be a fraction, the numerator of which will be the final commodity price minus the initial commodity price and the denominator of which will be the initial commodity price.
•	The initial commodity price is $1,683.45, which is the commodity price on June 5, 2020, which is the day we priced the securities for initial sale to the public, which we refer to as the pricing date.
•	The final commodity price will equal the arithmetic average of the commodity prices on May 30, 2023, May 31, 2023, June 1, 2023, June 2, 2023 and June 5, 2023, subject to postponement due to a non-trading day or certain market disruption events.
•	The commodity price on any trading day will be determined as set forth on PS-3 in the section of this pricing supplement entitled “Summary of Pricing Supplement.”
•	Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.
•	The securities will not be listed on any securities exchange.
•	The estimated value of the securities on the pricing date is $978.20 per security. See “Summary of Pricing Supplement” beginning on PS-3.
•	The CUSIP number for the securities is 61766YFC0. The ISIN for the securities is US61766YFC03.

You should read the more detailed descriptions of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Final Terms of the Securities” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public(1)	Agent’s commissions and fees (2)	Proceeds to us(3)
Per security	$1,000	$20	$980
Total	$8,100,000	$162,000	$7,938,000
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 principal amount of securities.
(2)	Please see “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.
(3)	See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-23.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold, which we refer to as the securities, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities are for investors who seek a gold-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of negative performance of the underlying commodity, and the potential of receiving a return based on the performance of the underlying commodity. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. All payments on the securities are subject to our credit risk.

Each security costs $1,000	We are offering the Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $978.20.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount, downside factor and maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities do not	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee

guarantee repayment of any principal at maturity; no interest	the repayment of any of the principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the final commodity price, which is equal to the arithmetic average of the commodity prices on May 30, 2023, May 31, 2023, June 1, 2023, June 2, 2023 and June 5, 2023. The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, you will lose an amount equal to 1.1111% of the stated principal amount of your securities for every 1% decline in the underlying commodity beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
Payment at maturity depends on the final commodity price	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the commodity price of the underlying commodity on each of the five averaging dates, determined as follows:
• If the final commodity price is greater than the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to, subject to the maximum payment at maturity of $1,525 per security:
$1,000 + upside payment where,
initial commodity price	=	$1,683.45, which is the commodity price for the underlying commodity on the pricing date.
final commodity price	=	the arithmetic average of the commodity prices for the underlying commodity on May 30, 2023, May 31, 2023, June 1, 2023, June 2, 2023 and June 5, 2023, subject to adjustment for non-trading days and certain market disruption events.
upside payment	=	$1,000 × commodity percent change
commodity percent change	=	final commodity price – initial commodity price
initial commodity price
• If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 where,
buffer amount	=	10%. As a result of the buffer amount of 10%, the price at or above which the final commodity price must be so that investors do not suffer a loss on their initial investment in the securities is $1,515.105, which is 90% of the initial commodity price.
• If the final commodity price is less than initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 + [$1,000 × (commodity percent change + 10%) × downside factor]
where,
downside factor	=	1.1111
The commodity price on any trading day, including each averaging date, for the underlying commodity will equal the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day.
Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.
There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
All payments on the securities are subject to our credit risk.

You can review the historical prices of the underlying commodity for the period from January 1, 2015 through June 5, 2020 in the section of this pricing supplement called “Additional Information About the Securities—Historical Information” starting on PS-22. You cannot predict the future performance of the underlying commodity based upon its historical performance.
The commodity percent change will be based on the arithmetic average of the commodity prices of the underlying commodity on each of the five averaging dates. The last scheduled averaging date is June 5, 2023. If, however, a scheduled averaging date is not a trading day or if a market relating to the underlying commodity occurs on any scheduled averaging date, the commodity price in respect of such averaging date will be determined as further described under “Final Terms of the Securities—Averaging Dates.” If, due to a market disruption event or otherwise, the final averaging date occurs on or after June 7, 2023, the maturity date will be postponed to the second business day following that final averaging date as so postponed. See the section of this pricing supplement called “Final Terms of the Securities—Maturity Date.”
Your participation in any increase in the commodity price is limited by the maximum payment at maturity	The positive return investors may realize on the securities if the final commodity price is greater than the initial commodity price is limited by the maximum payment at maturity of $1,525 per security, or 152.50% of the stated principal amount. Accordingly, even if the final commodity price is substantially greater than the initial commodity price, your payment at maturity will not exceed $1,525 per security, or 152.50% of the stated principal amount. See “Hypothetical Payouts on the Securities at Maturity” on PS-7.
Morgan Stanley Capital Group Inc. will be the calculation agent	We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us. The calculation agent will determine the initial commodity price, the commodity price on each averaging date, the final commodity price, whether the final commodity price is less than the initial commodity price and, if so, whether the final commodity price is less than the initial commodity price by an amount greater than the buffer amount of 10%, the commodity percent change and whether a market disruption event has occurred.

Additionally, the calculation agent will calculate the payment, if any, that you will receive at maturity.
Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co. LLC, a wholly-owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017 and prospectus dated November 16, 2017. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”
Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Final Terms of the Securities” and “Additional Information About the Securities” sections in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following table and graph illustrate the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying commodity. The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per security to the $1,000 stated principal amount. The hypothetical returns set forth below reflect the buffer amount of 10%, the downside factor of 1.1111 and the maximum payment at maturity of $1,525 per security (a return of 52.50% on the securities) and assume an initial commodity price of $1,700.00. The actual initial commodity price is set forth on the cover of this pricing supplement. The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to the purchaser of the securities.

Final Commodity Price	Commodity Return	Payment on Securities (per $1,000)	Return on Securities
$3,060.00	80.000%	$1,525.00	52.500%
$2,720.00	60.000%	$1,525.00	52.500%
$2,601.00	53.000%	$1,525.00	52.500%
$2,592.50	52.500%	$1,525.00	52.500%
$2,550.00	50.000%	$1,500.00	50.000%
$2,380.00	40.000%	$1,400.00	40.000%
$2,040.00	20.000%	$1,200.00	20.000%
$1,870.00	10.000%	$1,100.00	10.000%
$1,700.00	0.000%	$1,000.00	0.000%
$1,615.00	-5.000%	$1,000.00	0.000%
$1,530.00	-10.000%	$1,000.00	0.000%
$1,513.00	-11.00%	$988.89	-1.111%
$1,360.00	-20.000%	$888.89	-11.111%
$1,020.00	-40.000%	$666.67	-33.333%
$680.00	-60.000%	$444.44	-55.556%
$340.00	-80.000%	$222.22	-77.778%
$0.00	-100.000%	$0.00	-100.000%

•	Upside scenario. If the final commodity price is greater than the initial commodity price, investors will receive at maturity the $1,000 stated principal amount plus 100% of the appreciation of the underlying commodity above the initial commodity price over the term of the securities, subject to the maximum payment at maturity of $1,525 per security.

o	If the underlying commodity appreciates 2%, the investor would receive a 2% return, or $1,020.00 per security.

o	If the underlying commodity appreciates 70%, the investor would receive only the maximum payment at maturity of $1,525 per security, or 152.50% of the stated principal amount.

•	Par scenario. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per security.

•	Downside scenario. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity beyond the buffer amount of 10% times the downside factor of 1.1111. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

o	For example, if the underlying commodity depreciates 70% from the initial commodity price to the final commodity price, investors would lose approximately 66.667% of their principal and receive only $333.33 per security at maturity, or 33.333% of the stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity. In addition, the return on the securities is limited by the maximum payment at maturity. Investing in the securities is not equivalent to directly investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. This section describes the most significant risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

The securities do not pay interest or guarantee a return of any principal at maturity	The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the commodity price of the underlying commodity on each of the five averaging dates. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, you will lose 1.1111% of the stated principal amount of each security for every 1% that the final commodity price has declined beyond the buffer amount of 10%. Accordingly, the payment at maturity may be less, and perhaps significantly less, than the $1,000 stated principal amount per security. There is no minimum payment at maturity. Accordingly, you could lose your entire investment in the securities. See “Hypothetical Payouts on the Securities at Maturity” on PS-7.
Your appreciation potential is limited	The appreciation potential of the securities will be limited by the maximum payment at maturity of $1,525 per security, or 152.50% of the stated principal amount. The payment at maturity will never exceed the maximum payment at maturity even if the final commodity price is substantially greater than the initial commodity price.
The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.
As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.
The amount payable at maturity, if any, is based on the arithmetic average of the commodity prices of the underlying commodity	The amount payable at maturity, if any, will be calculated by reference to the average of the commodity prices on each of the five averaging dates. Therefore, in calculating the final commodity price, positive performance of the underlying commodity as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final

on each of the five averaging dates, and therefore the return amount may be less than if it were based solely on the commodity price on the final averaging date	commodity price, calculated based on the commodity prices on each of the five averaging dates, may be less than the commodity price on the final averaging date, and as a result, the amount you receive at maturity may be less than if it were based solely on the commodity price on the final averaging date.
The market price of the securities may be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the commodity price on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the commodity price, the securities will trade differently from gold. Other factors that may influence the value of the securities include:
• the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;
• whether or not the price of the underlying commodity has decreased by an amount greater than the buffer amount of 10%;
• trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;
• interest and yield rates in the market;
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;
• the time remaining until the maturity of the securities; and
• any actual or anticipated changes in our credit ratings or credit spreads.
Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale has decreased by an amount greater than the buffer amount of 10% or it is believed to be likely to do so in light of the then current price of the underlying commodity.

The return on the securities is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the securities in unforeseeable ways

Investments, such as the securities, linked to the price of a single commodity, such as gold, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of gold to which the return on the securities is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities	The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally	The payment at maturity on the securities is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Additional Information About the Securities—Historical Information.”

Investing in the securities is not equivalent to investing in futures contracts or in forward contracts on gold	Investing in the securities is not equivalent to investing in gold or in futures contracts or in forward contracts on gold. By purchasing the securities, you do not purchase any entitlement to gold, or futures contracts or forward contracts on gold. Further, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on gold.
Legal and regulatory changes could adversely affect the return on and value of your securities

Futures contracts and options on futures contracts, including those related to the gold, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

There are risks relating to trading of commodities on the London Bullion Market Association	Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The prices of gold will be determined by reference to the London gold price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, there are currently proposals to replace the current process for determining the commodity price for gold. If this were to change, we can give you no assurance that any new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.
The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 3-year term of the securities	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.
Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in related futures, forwards and/or options contracts on the underlying commodity as well as in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial commodity price and, as a result, could increase the price at or above which the commodity prices must be on the averaging dates so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the commodity price on any averaging dates, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.
The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MSCG will determine the initial commodity price, the commodity price on each averaging date, the final commodity price, whether the final commodity price is less than the initial commodity price and, if so, whether the final commodity price is less than the initial commodity price by an amount greater than the buffer amount of 10%, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the calculation of the commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see the section of this pricing supplement called “Final Terms of the Securities—Payment at Maturity,” “—Initial Commodity Price,” “—Commodity Price,” “—Commodity Percent Change,” “—Commodity Performance Factor,” “—Averaging Dates,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default” in this document. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.
The U.S. federal income	Please note that the discussions in this pricing supplement concerning the U.S.

tax consequences of an investment in the securities are uncertain federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FINAL TERMS OF THE SECURITIES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of the Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold.

Aggregate Principal Amount	$8,100,000
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Pricing Date	June 5, 2020
Original Issue Date (Settlement Date)	June 10, 2020 (3 Business Days after the Pricing Date)
Maturity Date	June 8, 2023, subject to postponement as described in the following paragraph.
If, due to a Market Disruption Event or otherwise, the Final Averaging Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Averaging Date as postponed. See “––Averaging Dates” below.
In the event that the Maturity Date of the Securities is postponed as described above, the Issuer will give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it will appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “DTC”) by telephone or facsimile confirmed by mailing such notice to the DTC by first class mail, postage prepaid. Any notice that is mailed to the holder of the Securities in the manner herein provided will be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer will give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Averaging Date as postponed.
Interest Rate	None
Specified Currency	U.S. dollars
Stated Principal Amount	$1,000 per Security
Original Issue Price	$1,000 per Security
CUSIP Number	61766YFC0

ISIN	US61766YFC03
Denominations	$1,000 and integral multiples thereof
Underlying Commodity	Gold
Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:
(i) if the Final Commodity Price is greater than the Initial Commodity Price, $1,000 plus the Upside Payment, subject to the Maximum Payment at Maturity,
(ii) if the Final Commodity Price is less than or equal to the Initial Commodity Price but has decreased from the Initial Commodity Price by an amount less than or equal to the Buffer Amount of 10%, the Stated Principal Amount of $1,000, or
(iii) if the Final Commodity Price is less than the Initial Commodity Price and has decreased from the Initial Commodity Price by an amount greater than the Buffer Amount of 10%, $1,000 + [$1,000 × (Commodity Percent Change + 10%) × Downside Factor].
We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely and to DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.
Upside Payment	$1,000 × Commodity Percent Change
Buffer Amount	10%. As a result of the Buffer Amount of 10%, the price at or above which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the Securities is $1,515.105, which is 90% of the Initial Commodity Price.
Downside Factor	1.1111
Maximum Payment at Maturity	$1,525 per Security (152.50% of the Stated Principal Amount). In no event will the Payment at Maturity per Security exceed the Maximum Payment at Maturity.
Commodity Percent Change	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price minus the Initial

Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:
Commodity Percent Change	=	Final Commodity Price – Initial Commodity Price
Initial Commodity Price
Initial Commodity Price	$1,683.45, which is the Commodity Price on the Pricing Date.
If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in this pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.
Final Commodity Price	The arithmetic average of the Commodity Price on each of the five Averaging Dates, as determined by the Calculation Agent.
Commodity Price	The Commodity Price on any Trading Day will be determined by the Calculation Agent and will equal the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day.
Reuters, Bloomberg and various other third-party sources may report prices of the Underlying Commodity. If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.
Averaging Dates	May 30, 2023, May 31, 2023, June 1, 2023, June 2, 2023 and June 5, 2023.
The Final Commodity Price shall be determined on the last Averaging Date to occur, which shall be referred to as the “Final Averaging Date.”
If a scheduled Averaging Date is not a Trading Day, the Commodity Price in respect of such Averaging Date shall be the Commodity Price on the succeeding Trading Day (notwithstanding the fact that such day may be another scheduled Averaging Date, in which case the Commodity Price on such Trading Day will be used as the Commodity Price in respect of more than one Averaging Date); provided that if a Market Disruption Event relating to the Underlying Commodity occurs on an Averaging Date, the Commodity Price for such Averaging Date shall be determined in accordance with the next succeeding paragraph.
If a Market Disruption Event relating to the Underlying Commodity occurs on any scheduled Averaging Date, the Calculation Agent shall calculate the Commodity Price in respect of such Averaging Date using as a price the Commodity Price on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to the Underlying Commodity and each succeeding Averaging Date shall be the next Trading Day on which no Market Disruption Event shall have occurred; provided that, if a Market Disruption Event occurs with respect to the Underlying Commodity on each of the five Trading Days immediately succeeding any Averaging Date, the Calculation Agent shall use as the Commodity Price in respect of such Averaging Date a price equal to the arithmetic mean, as determined by the Calculation Agent on the fifth Trading Day immediately succeeding such Averaging Date, of the prices of the Underlying Commodity determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for the Underlying Commodity, taking into consideration the latest available quote for the Underlying Commodity and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. LLC (“MS & Co.”), Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent shall make a good faith estimate of the price of the Underlying Commodity and, using that price, determine the Commodity Price.
Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Relevant Exchange	Relevant Exchange means the LBMA or, if the LBMA is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.
Trading Day	Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.
Senior Note or Subordinated Note	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	MS & Co.
Calculation Agent	MSCG and its successors.
All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.
Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Commodity Price on each Averaging Date, the Final Commodity Price, whether the Final Commodity Price is less than the Initial Commodity Price and, if so, whether the Final Commodity Price is less than the Initial Commodity Price by an amount greater than the Buffer Amount of 10%, the Commodity Percent Change and whether a Market Disruption Event has occurred. See “—Market Disruption Event” below. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.
Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.
Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.
Disappearance of Commodity Reference Price	Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.
Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.
Tax Disruption	Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any

Trading Day from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation in Case of an Event of Default	In case an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities will be an amount in cash equal to the value of such Securities on the day that is two business days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing Date will lower the value of your claim in comparison to if such movements were not taken into account.
Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than this amount.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Book Entry Security or Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.
Historical Information	The following table sets forth the published high and low London gold prices, as well as end-of-quarter London gold prices, for the Underlying Commodity for each quarter in the period from January 1, 2015 to June 5, 2020. The Commodity Price on June 5, 2020 was $1,683.45. The graph following the table sets forth the daily prices of the Underlying Commodity for the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Commodity Prices of the Underlying Commodity on the Pricing Date and each Averaging Date will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance. We cannot give you any assurance that the Final Commodity Price will decrease by an amount less than or equal to the Buffer Amount so that you will not suffer a loss on your investment in the Securities. The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Gold High and Low Daily Closing Prices and End-of-Quarter Prices January 1, 2015 through June 5, 2020 (stated in U.S. dollars per troy ounce)

Gold	High ($)	Low ($)	Period End ($)
2015
First Quarter	1,295.75	1,147.25	1,187.00
Second Quarter	1,225.00	1,164.60	1,171.00
Third Quarter	1,168.00	1,080.80	1,114.00
Fourth Quarter	1,184.25	1,049.40	1,060.00
2016
First Quarter	1,277.50	1,077.00	1,237.00

Gold	High ($)	Low ($)	Period End ($)
Second Quarter	1,324.55	1,212.10	1,320.75
Third Quarter	1,366.25	1,308.35	1,322.50
Fourth Quarter	1,313.30	1,125.70	1,145.90
2017
First Quarter	1,257.55	1,151.00	1,244.85
Second Quarter	1,293.50	1,220.40	1,242.25
Third Quarter	1,346.25	1,211.05	1,283.10
Fourth Quarter	1,303.30	1,240.90	1,291.00
2018
First Quarter	1,354.95	1,307.75	1,323.85
Second Quarter	1,351.45	1,250.45	1,250.45
Third Quarter	1,262.05	1,178.40	1,187.25
Fourth Quarter	1,279.00	1,185.55	1,279.00
2019
First Quarter	1,343.75	1,279.55	1,295.40
Second Quarter	1,431.40	1,269.50	1,409.00
Third Quarter	1,546.10	1,388.65	1,485.30
Fourth Quarter	1,517.10	1,473.45	1,514.75
2020
First Quarter	1,683.65	1,474.25	1,608.95
Second Quarter (through June 5, 2020)	1,748.30	1,576.55	1,683.45

Daily Afternoon Prices of Gold January 1, 2015 to June 5, 2020

Use of Proceeds and Hedging	The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.
On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could increase the price at or above which the Commodity Price must be on any Averaging Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on the Averaging Dates. We cannot give any assurance that our hedging activities will not affect the Commodity Price, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.
Supplemental Information Concerning Plan of Distribution; Conflicts of Interest	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Securities and will receive a fee from us or one of our affiliates that will not exceed $20 per $1,000 stated principal amount of Securities, but will forgo any fees for sales to certain fiduciary accounts.
MS & Co. is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.
MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.
In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.
General
No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.
The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.
In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:
Brazil
The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.
Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.
Mexico
The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.
Validity of the Securities	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.
The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.
Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan

Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.
The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.
Each purchaser or holder of any Securities acknowledges and agrees that:
(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;
(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;
(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and
(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.
Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Securities should consult and rely on their own counsel and advisers as to whether an investment in these Securities is suitable.
However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.
United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.
The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:
•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities or commodities;
•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts; or
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.
If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.
As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.
This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
General
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.
Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Tax Treatment of the Securities
Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.
Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.
Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.
Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities
Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.
Other alternative federal income tax treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and issues presented by this notice.

Backup Withholding and Information Reporting
Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.
Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:
•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Tax Treatment upon Sale, Exchange or Settlement of the Securities
In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.
Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:
•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;
•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.
Certification Requirement if Securities are Treated as Debt. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.
In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above under “Certification Requirement if Securities are Treated as Debt” and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.
U.S. Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.
Backup Withholding and Information Reporting
Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA
Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.
The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.